FOR IMMEDIATE RELEASE                        EXHIBIT 99.1

SELECT COMFORT ANNOUNCES EXECUTIVE TEAM CHANGES

Kathy Roedel, executive vice president and chief services and fulfillment officer to retire;
Suresh Krishna named senior vice president and chief operations, supply chain and lean officer

MINNEAPOLIS - (March 31, 2016) - Select Comfort Corporation (NASDAQ: SCSS) today announced changes in its executive team. Executive Vice President and Chief Services and Fulfillment Officer Kathy Roedel will be retiring from Sleep Number, effective April 7. Suresh Krishna will be joining Sleep Number as senior vice president and chief operations, supply chain and lean officer, effective April 11. Krishna is joining Sleep Number from Polaris Industries, where he most recently was vice president and business unit head for Europe, Middle East and Africa; he will report to Shelly Ibach, president and chief executive officer, and join the company's senior leadership team.

The company also announced that it has promoted Andy Carlin, currently senior vice president and chief sales officer, to executive vice president and chief sales and service officer, with additional responsibility for leading its home delivery operation.

"We thank Kathy for her many contributions over the past eleven years, specifically her leadership of our customer experience “Net Promoter System” across the organization and the advancement of our supply chain capabilities," said Shelly Ibach, president and chief executive officer of Select Comfort. "Kathy plans to pursue board work and we wish her well.”

"We are excited to have Suresh Krishna join Sleep Number. Suresh is a highly skilled leader who we believe will make a significant contribution to our future growth and profitability. We will benefit from his global experience, supply chain expertise and his strength in overall operations," said Ibach.

"Andy Carlin has successfully led our sales and real estate operations for the past eight years, helping the company more than double in revenue by leading the transformation of our retail store portfolio while delivering significant selling expense leverage. We see great synergy by combining our sales and home delivery under Andy’s leadership," said Ibach.

About Suresh Krishna
Krishna joined Polaris in 2010 as vice president of global operations and integration, leading a 6,500+ person operations organization and driving a culture change to embrace lean across the entire enterprise. In July 2014 he was promoted to vice president and business unit head of Europe Middle East & Africa (EMEA) for Polaris, where he was responsible for a full P&L with factories, R&D centers, subsidiaries, distributors and dealer networks across more than 60 countries. From 2007 to 2010 he served as vice president global operations, supply chain and IT at a division of UTC Fire & Security. Krishna also served in a variety of roles for Diageo, including vice president of supply chain, North America; as a program director for an ERP implementation; and as a director of strategic planning and finance. Earlier in his career he was an associate at Booz Allen & Hamilton. Krishna holds a master's in business administration from the Kellogg School of Management at Northwestern University and a bachelor of science degree in mechanical engineering from the National Institute of Technology in India.

About Select Comfort Corporation
Nearly 30 years ago, Sleep Number transformed the mattress industry with the idea that ‘one size does not fit all’ when it comes to sleep. Today, the company is the leader in sleep innovation and ranked “Highest in Customer Satisfaction with Mattresses” in 2015 by J.D. Power. As the pioneer in biometric sleep monitoring and adjustability, Sleep Number is proving the connection between quality sleep and health and wellbeing. Dedicated to individualizing sleep experiences, the company’s 3,300 employees are improving lives with innovative sleep solutions. To find better quality sleep visit one of our more than 490 U.S. Sleep Number® stores or SleepNumber.com.
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Investor Contact: Dave Schwantes; (763) 551-7498; investorrelations@selectcomfort.com
Media Contact: Susan Eich; (763) 551-6934; Susan.Eich@selectcomfort.com